UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2011

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 5.02 is incorporated herein by reference.

Item 1.02 Termination of Material Definitive Agreement

The information set forth in Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 15, 2011, Depomed, Inc. (the “Company”) entered into a letter agreement (the “Offer Letter”) with August J. Moretti pursuant to which Mr. Moretti agreed to serve as the Company’s Senior Vice President and Chief Financial Officer, effective January 3, 2012.  Mr. Moretti will serve as the Company’s principal financial officer and principal accounting officer.

Since February 2005, Mr. Moretti has served as Senior Vice President and Chief Financial Officer of Alexza Pharmaceuticals, Inc. (“Alexza”).  Mr. Moretti has also served as Alexza’s Secretary since December 2005 and as Alexza’s General Counsel since October 2010.  From August 2004 to February 2005, Mr. Moretti was the part time Chief Financial Officer of Alexza. From January 2001 to January 2005, Mr. Moretti served as Chief Financial Officer and General Counsel at Alavita, Inc. (formerly known as Surromed, Inc.), a biotechnology company. From January 1982 to December 2000, Mr. Moretti was a member of Heller Ehrman White & McAuliffe LLP, an international law firm. Mr. Moretti holds a J.D. from Harvard Law School and a B.A. in Economics from Princeton University.

The Offer Letter provides for Mr. Moretti to receive an annual base salary of $355,000 and an annual target cash bonus of 35% of his base salary.

As contemplated by the Offer Letter, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved the grant to Mr. Moretti, on the date his employment with the Company commences, an option under the Company’s 2004 Equity Incentive Plan to purchase 200,000 shares of the Company’s Common Stock. The option will have an exercise price equal to the closing sale price of the Company’s Common Stock on the Nasdaq Global Market on Mr. Moretti’s first day of employment. The option will vest and become exercisable with respect to one-quarter of the underlying shares on the date that is 12 months after the date of grant, and in 36 equal monthly installments thereafter, such that the option will be fully vested and exercisable on the fourth anniversary of the date of grant.

Upon the commencement of Mr. Moretti’s employment, the Company will also enter into its standard form Indemnification Agreement and Management Continuity Agreement with Mr. Moretti.  The Management Continuity Agreement will provide, among other things, that in the event Mr. Moretti’s employment is terminated by the Company without cause or by him for good reason within 12 months following a change of control: (i) all unvested options to purchase the Company’s Common Stock held by Mr. Moretti will vest and become exercisable, and any restrictions or rights of repurchase in favor of the Company on any stock or other equity awards made to Mr. Moretti will lapse; (ii) the Company will make severance payments to Mr. Moretti for a period of 12 months equal to the base salary he was receiving immediately prior to the change of control; (iii) the Company will continue to pay its portion of the health insurance benefits provided to Mr. Moretti immediately prior to the change of control through the earlier of the end of the severance period or until he is no longer eligible for such benefits under applicable law; and (iv) the Company will make a lump sum payment to Mr. Moretti equal to his average annual bonus earned for the three fiscal years immediately preceding the fiscal year in which the termination occurs. If a change of control occurs before Mr. Moretti has earned bonuses for three complete fiscal years, for purposes of determining Mr. Moretti’s average annual bonus, Mr. Moretti’s bonus target will be used for any year in which he was not employed by the company and any bonus for a partial year will be annualized.

Effective as of December 31, 2011 and in connection with the previously announced departure of Tammy L. Cameron as the Company’s Vice President, Finance, the Management Continuity Agreement between the Company and Ms. Cameron dated December 12, 2008, as amended, will terminate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: December 20, 2011	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel